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                                                                     EXHIBIT 4.3


                 CONSUMER PORTFOLIO SERVICES, INC. 401(k) PLAN

               AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1996



                           ARTICLE 1:  INTRODUCTION

1.01 ESTABLISHMENT AND RESTATEMENT OF PLAN. Effective January 1, 1994, Consumer Portfolio Services, Inc. ("CPS") established the Consumer Portfolio Services, Inc. 401(k) Plan. The Plan was intended to be a profit-sharing plan with a cash or deferred arrangement meeting the requirements of Code section 401(k).

     Effective January 1, 1996 ("Effective Date"), the Plan is amended and restated to permit investment in CPS stock without regard to section 407(a) of ERISA, to reflect changes to the Plan's administrative practices, and to set forth the terms of the Plan in an individually designed document.


                         ARTICLE 2:  JOINING THE PLAN


2.01 EMPLOYEES ELIGIBLE TO PARTICIPATE. Every Employee is eligible to participate in the Plan. For purposes of this Plan, an "Employee" is any individual employed by CPS, who is not:

     (a) In a unit of employees covered by a collective bargaining agreement, unless the collective bargaining agreement specifically provides for participation in this Plan; or

     (b)  A nonresident alien who received no W-2 compensation from CPS.

2.02 INITIAL ENROLLMENT AND MEMBERSHIP. An Employee shall become a Member of the Plan the first day of the month after he completes 90 days of continuous employment following his Date of Employment.

     An Employee shall enroll in the Plan by completing and delivering to the Administrator an enrollment form and by making the initial contribution and investment elections in such manner as the Administrator shall determine. This enrollment information may be gathered electronically.

2.03      TRANSFERS.

     (a) An individual employed by CPS or an Affiliate, who transfers from an ineligible job classification to an eligible job classification, shall join the Plan on the date he becomes an Employee.

     (b) Any individual employed by CPS who transfers to a position which makes him ineligible to participate in the Plan, shall cease active Plan participation, but shall not be considered to have terminated his employment.

2.04 RECOMMENCEMENT BY FORMER EMPLOYEE. Any Employee who terminates employment and at a later date again becomes an Employee shall rejoin the Plan on his date of reemployment, or if he had not completed 90 days of continuous service upon his termination of employment, the date he completes such a period of employment.

2.05 LEASED EMPLOYEES. Leased employees (within the meaning of Code section 414(n)) may not become Members. However, leased employees (within the meaning of Code section 414(n)) who become common-law employees shall be credited with Service for their periods of service as leased employees, as if they had been common-law employees during the time that they performed leased services for CPS or any Affiliate.

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                           ARTICLE 3:  CONTRIBUTIONS


3.01 PRETAX CONTRIBUTIONS. A Member may defer any whole percentage of Compensation (up to 15%) as a Pretax Contribution for the Plan Year. A Member's pay shall be reduced for each pay period by the percentage of the elected Pretax Contribution. However, a Member may not contribute any portion of a bonus to the Plan. Accordingly, Pretax Contributions shall not be deducted from any bonus paid to the Member.

3.02      MATCHING CONTRIBUTIONS.

     (a) CPS shall contribute, on behalf of each Member, a Matching Contribution equal to 40% of the Member's Pretax Contributions. Matching Contributions shall be made in the form of CPS stock.

     (b) Matching Contributions shall be made as of the end of each calendar quarter to the Matching Account of each Member who has made Pretax Contributions during the quarter.

     (c) No more than $500 in Matching Contributions shall be allocated to a Member's Account for a Plan Year.

3.03 ROLLOVER CONTRIBUTIONS. The Plan shall accept cash Rollover Contributions (within the meaning of Code section 402(c), including optional direct transfers under Code section 401(a)(31)) on behalf of a Member from any plan qualified under section 401(a) of the Code. Rollover Contributions may be made at such time and in such manner as the Administrator may prescribe. A Rollover Contribution shall be forwarded to the Trustee as provided in Section 3.05, if it is not paid directly to the Trustee.

3.04 PRETAX CONTRIBUTION ELECTIONS. A Member shall designate his level of Pretax Contributions at the time he enrolls in the Plan. This election shall remain in effect until changed by the Member, unless the Member's elections are suspended as a consequence of a hardship withdrawal or any other in-service withdrawal, or the election would cause the limit defined in Code section 402(g)(1) to be exceeded.

     A Member may change the rate of Pretax Contributions no more than twelve
(12) times each Plan Year. Additionally, a Member may elect to suspend all Pretax Contributions at any time. A change or suspension will be implemented as of the first day of the month following the Member's election. Elections under this Section shall be made at such time, in such manner, and in such form as the Administrator may prescribe.

     The Administrator may reduce, suspend, or refund a Highly Compensated Member's contributions, if the Administrator finds that it is necessary to ensure compliance with the Code section 402(g)(1) limit or any of the other nondiscrimination tests in Section 3.06. Unless a Member has changed or revoked elections in the meantime, such Member's elections may be restored as of the first day of the Plan Year following such an action by the Administrator, or such earlier date as the Administrator deems appropriate.

3.05 PAYMENT OF CONTRIBUTIONS TO TRUST. CPS shall forward contributions made by Employees to the Trustee on the earliest date the contributions reasonably may be segregated from CPS' general assets, as determined under the standards in 29 CFR section 2510.3-102(b).

3.06      STATUTORY LIMITATIONS AND DISPOSITION OF EXCESS CONTRIBUTIONS.

     (a) The maximum Pretax Contribution that a Member may make to this Plan in a calendar year (when combined with any other plan containing a cash or deferred arrangement sponsored by CPS or an Affiliate) is specified in Code section 402(g)(1). The limit is $9,500 for 1996 and is adjusted for cost-of-living by the Secretary of the Treasury. If the Administrator discovers after the close of a calendar year that excess Pretax Contributions have been made for that calendar year, the Administrator shall implement the procedures in Section 3.06(b)(1).

     (b) As of the end of a Plan Year, the Administrator shall determine if the limitations imposed by this Article 3 are sufficient or if contributions must be forfeited, distributed to the Employee, or allocated to a suspense account, in the order provided below:

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     (1)  First, the Administrator shall determine if Pretax Contributions in excess of the Code section 402(g)(1) limit have been made to the Plan. If so, the excess deferral shall be returned to the Member who made it. This distribution shall include earnings allocable to the contribution and shall be reduced by any allocable losses. The Administrator shall endeavor to make a correcting distribution by the April 15 following the year in which the excess deferral was made.

     (2) Second, the Administrator shall determine whether contributions to the Plan have been made, which exceed the limitations of Code sections 415(c) and
(e). The Administrator shall use W-2 compensation (as defined in Reg. section 1.415-2(d)(11)(i)) in making this determination. If, as a result of the allocation of forfeitures, a reasonable error in determining the Member's W-2 compensation, or a reasonable error in determining the Member's maximum Pretax Contribution level, the annual addition to a Member's Account exceeds the maximum permitted, CPS contributions constituting excess annual additions (and any gains on those contributions) shall be forfeited and used to reduce Matching Contributions. Excess annual additions shall be distributed from the Member's Pretax Account. If further corrective measures are required, removal of excess annual additions shall be made from the Member's Matching Account.

      (3) Third, the Administrator shall determine whether the actual deferral percentage ("ADP") test in Reg. section 1.401(k)-1(b) has been met for the Plan Year. If not, the Administrator shall return the excess Pretax Contributions of Highly Compensated Members, beginning with the Member with the highest actual deferral percentage, until the maximum deferral percentage permitted under the test is reached. Excess amounts, increased by any gains or reduced by any losses attributable to them, shall be distributed within two and one-half months after the close of the Plan Year, or as soon thereafter as practicable.

     (4) Fourth, the Administrator shall determine whether the actual contribution percentage ("ACP") test in Reg. section 1.401(m)-1(b) has been met for the Plan Year. If not, the Administrator shall return excess contributions of Highly Compensated Members, beginning with the excess contributions of the Member with the highest actual contribution percentage, until the maximum contribution percentage permitted under the test is reached. Excess contributions shall be purged by forfeiting any remaining excess Matching Contributions made to non-vested Members, and distributing excess Matching Contributions made to vested Members. Excess contributions, increased by any gains or reduced by any losses attributable to them, shall be distributed or forfeited within two and one-half months of the close of the Plan Year, or as soon thereafter as practicable.

     (5) Fifth, the Administrator shall determine whether the multiple use test ("MUT") in Reg. section 1.401(m)-2(b) is met for the Plan Year. If not, the Administrator shall reduce the actual contribution percentage for the group of Highly Compensated Members, in accordance with Section 3.06(b)(4).

     (6) Sixth, any Matching Contribution of a Member, based on a Pretax Contribution returned to the Member and not distributed or forfeited in accordance with Section 3.06(b)(4), shall be forfeited and applied to reduce CPS contributions under the Plan.

3.07 REEMPLOYED VETERANS. If a Member terminates employment to serve in a uniformed service (as defined in the Uniformed Services Employment and Reemployment Rights Act of 1994) and returns to the employ of CPS before the date his statutory reemployment rights expire, then:

     (a) The Member shall be permitted to make the Pretax Contributions he would have been able to make except for the fact that he was in a uniformed service; and

     (b) CPS shall match the Member's make-up contributions in the manner that such contributions would have been matched had they been made during the Member's stint in a uniformed service.

     This Section 3.07 shall apply only if its application would not cause the Plan to violate the qualification requirements of Code section 401(a), as interpreted by the Secretary of the Treasury. CPS shall have the discretionary authority to make reasonable estimates of the amounts under Sections 3.07(a)-
(b).

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                        ARTICLE 4:  ACCOUNTS OF MEMBERS


4.01 INDIVIDUAL ACCOUNT FOR EACH MEMBER. An individual bookkeeping Account shall be maintained for each Member, to record his interests under the Plan. Each Account shall be divided into separate subaccounts to track contributions, investment earnings and losses, and expense charges:

     (a)  A Pretax Account for Pretax Contributions pursuant to Section 3.01,

     (b)  A Matching Account for Matching Contributions pursuant to Section
3.02,

     (d) A Rollover Account for Rollover Contributions pursuant to Section 3.03, and

     (e) Such other subaccounts as the Trustee or Administrator deems necessary to keep track of a Member's interests under the Plan.

4.02 BENEFITS NOT ASSIGNABLE. An interest in a Member's Account may not be assigned or alienated in any manner whatsoever, except to secure a loan under the provisions of Article 8. The preceding sentence also shall apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Member pursuant to a domestic relations order, unless the order is determined to be a Qualified Domestic Relations Order as defined in Section 10.16.

                            ARTICLE 5:  INVESTMENTS


5.01 MEMBER-DIRECTED INVESTMENTS. Each Member must determine how amounts credited to his Account are to be invested in one or more Investment Options. The Investment Options available to Members shall be selected by the Administrator, and may be changed by the Administrator at any time. Investment Options shall be valued as frequently as administratively practicable, in accordance with generally accepted accounting principles.

     A Member's investment instructions shall be made in the form (including electronic media) as the Administrator may designate and shall state specifically:

     (a) How contributions made to the Member's Account shall be allocated among the various Investment Options; and

     (b) How the Member's existing Account (as of the date the investment instruction is given) shall be allocated among the various Investment Options.

     A Member's contributions and existing Account may be allocated among the various Investment Options in any proportions, so long as whole percentages are used.

     A Member who fails to give investment instructions in a form that is acceptable to the Administrator shall forfeit his right to future CPS contributions and have his Account invested by the Administrator in one or more Investment Options in accordance with a default procedure adopted by the Administrator.

     Notwithstanding anything in this Section 5.01 to the contrary, a Member's Matching Account shall be invested in the CPS Stock Fund described in Section 5.03.

5.02 CHANGING INVESTMENT INSTRUCTIONS. Generally, a Member may change the investment instructions in Section 5.01 at any time, so long as the new investment instructions meet the standards in that Section. The change will become effective the first business day of the month following the date the administrator of the Investment Option receives the Member's investment instructions. However, investment in an Investment Option may be subject to a condition that funds be held in the Investment Option for a specified length of time. If this kind of restriction is imposed upon an Investment Option held by the Member, his right to transfer funds from or into that Investment Option shall be restricted accordingly.

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5.03      CPS STOCK FUND.  The Administrator shall establish an Investment
Option for investing in CPS stock ("CPS Stock Fund"), to which the following rules shall apply:

     (a) CPS stock held in the CPS Stock Fund shall be valued as of the last day of each month. The value of this stock shall be determined using the closing price listed in the Wall Street Journal for the valuation date, or, if there were no trades on the valuation date, the latest preceding date on which CPS stock was traded.

     (b) A Member shall be entitled to vote the shares of CPS stock credited to his Account. Before each annual or special meeting of CPS stockholders, the Administrator shall furnish each Member who has CPS stock credited to his Account the proxy solicitation materials for the meeting as well as a form on which the Member's voting instructions may be noted. The Trustee shall vote CPS stock in accordance with these instructions.

     If a Member fails to deliver voting instructions timely, CPS stock credited to his Account shall be voted by the Trustee, who shall vote this stock in favor of, against, or in abstention of any issue or proposal in the same proportions as he votes the CPS stock for which he timely receives voting instructions.

     (c)  The CPS Stock Fund shall not be limited by section 407(a) of ERISA.

5.04 CONSEQUENCES OF INVESTMENT INSTRUCTIONS. If a Member exercises investment authority over the assets in his Account in the manner described in Sections 5.01 and 5.02, then neither the Administrator, the Trustee, CPS, nor any other Plan fiduciary shall be liable for any loss that is the direct and proximate result of the Member's exercise of investment authority.

5.05 EXPENSES. All investment fees shall be passed through to Members and charged to their Accounts in accordance with generally accepted accounting principles.

5.06 LOANS. A Member may receive loans from his Account, to the extent permitted in Article 8. A loan to a Member shall be considered an earmarked investment of the Member's Account and proportionately shall reduce the amounts invested in the Investment Options, unless the Member specifically designates the Investment Options from which loan funds are to be withdrawn. Repayments of a loan shall reduce the amount of the loan investment and shall be invested in Investment Options in accordance with the Member's then current instructions for the investment of contributions to his Account.

5.07 ERISA SECTION 404(c) PLAN. This Plan is intended to meet the requirements of section 404(c) of ERISA and 29 CFR section 2550.404c-1, which shall apply on a transaction-by-transaction basis. The only result of a material failure to comply with ERISA section 404(c) or the regulations thereunder shall be that the limited relief afforded by ERISA section 404(c) shall not apply to the transaction at issue.

5.08 DISPUTES. All disputes arising under this Article or ERISA, including (without limitation) whether or not the relief afforded by ERISA section 404(c) applies to a particular transaction, shall be resolved through the Plan's claims and appeal procedures.


                           ARTICLE 6:  DISTRIBUTIONS


6.01 TERMINATION OF EMPLOYMENT. Upon termination of employment with CPS and its Affiliates, a Member may receive a distribution from the vested portion of his Account, under the following circumstances:

     (a)  Resignation (including normal retirement) or discharge;

     (b)  Disability; or

     (c) Sale, transfer, or other disposition involving all or part of CPS' business, but only if the Member's Account is not transferred to a plan of the Member's new employer.

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6.02      FORMS OF DISTRIBUTION.  A Member may elect to have his vested Account paid in any one of the following forms:

     (a)  A single sum in cash or in kind; or

     (b) Installments paid monthly, quarterly, or annually over a period designated by the Member.

     Installment payments shall not be made over a period exceeding the Member's life expectancy. However, if the Member dies before the end of the period designated by the Member, the remaining installments shall be paid to the Member's Beneficiary.

     Notwithstanding Section 6.02(a), all distributions from the CPS Stock Fund shall be in cash. The value of the amount distributed shall be determined as of the last day of the month which ends immediately before the distribution date.

     A Member whose vested Account balance does not exceed $3,500, and has not exceeded $3,500 at the time of any prior distribution or withdrawal, shall receive his vested Account balance in a single cash sum as soon as administratively practicable after the earlier of: (i) receipt of a written request for a distribution from the Plan, or (ii) 120 days after the Member's termination of employment.

6.03    ELECTIONS REGARDING DISTRIBUTION.

     (a) A Member eligible to receive a distribution shall designate the time for and the form of the distribution, if his vested Account is not cashed out as described in the last paragraph of Section 6.02. A Member who fails to make these designations shall have the vested Account distributed as described in
Section 6.04(a).

     Payment may be made (in accordance with the Member's designation) as of the first day of any month, so long as payment begins no later than the date specified in Section 6.04(a), and no earlier than:

          (1) Termination of employment, if the Member has five Years of Service and has attained Age 55, or if he terminates employment on account of Disability; or

          (2) The close of the Plan Year in which termination of employment occurs, in all other cases.

     (b) Not earlier than 90 days, but not later than 30 days, before the vested portion of the Member's Account is scheduled to be distributed, the Administrator shall provide a benefit notice to a Member who is eligible to make an election under this Section 6.03. The benefit notice shall contain a general description of the optional forms of payment available under the Plan and explain the Member's right to defer distribution until age 65.

6.04    REQUIRED TIME FOR DISTRIBUTION.

     (a) A Member, who terminates employment before attaining age 65 and defers or does not designate a time for distribution in accordance with Section 6.03, shall begin receiving his Account balance as soon as administratively practicable after the end of the calendar month in which he attains age 65. A Member who terminates employment upon or after attaining age 65, shall begin receiving his Account balance as soon as administratively practicable after the end of the calendar month in which he retires or otherwise terminates employment. If the Member fails to designate the form of payment in accordance with Section 6.03, his benefit shall be paid in a single cash sum.

     (b) If a Member is employed on the April 1 following the year in which he attains age 70 1/2, he shall receive a minimum distribution on that April 1, and shall receive a minimum distribution on each subsequent December 31, until he terminates employment. After termination of employment, the remainder of the Member's Account shall be paid in accordance with Section 6.04(a).

     The amount of the initial minimum distribution shall equal the value of the vested portion of the Member's Account as of the December 31 preceding his attainment of age 70 1/2, divided by the applicable divisor. The amount of any subsequent minimum distribution shall equal the value of the Member's vested Account as of the December 31 preceding the minimum

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distribution date, divided by the applicable divisor.  "Applicable divisor"
means the life expectancy of the Member as determined under Prop. Reg. section 1.401(a)(9)-1, Q&A E1-E4, using the expected return multiples in Table V of Reg.
section 1.72-9. A Member, before the time minimum distributions commence, shall elect whether to have life expectancy recalculated (as described in Prop. Reg. 1.401(a)(9)-1, Q&A E8) at the time of each distribution, or to use life expectancy as determined as of age 70 1/2.

     (c) If a Member is required to receive a distribution, but the Administrator is unable to locate the Member within five years, the Member's Account shall be forfeited, and the forfeiture shall be used to reduce CPS' contributions for the year in which the forfeiture occurs. The forfeited Account shall be restored and distributed to the Member if a claim for the Account is made by the Member, or if the Administrator is able to locate the Member. Payment of a restored Account shall be made approximately 60 days after the date the Administrator locates the Member, or, if earlier, the date a claim is filed.

     If the Beneficiary of a lost Member applies for benefits, the Member's forfeited Account shall be restored and paid in accordance with Section 6.05 if the Beneficiary provides satisfactory evidence of the Member's death.

6.05 DISTRIBUTION UPON DEATH. If a Member dies before beginning to receive Plan benefits, his benefit shall be distributed in a single sum to his Beneficiary. Distribution shall occur as soon as administratively practicable after the end of the calendar month in which the Administrator receives satisfactory evidence of the Member's death, unless the Beneficiary requests that distribution be deferred to a later date. Distribution may not be deferred to a date that is later than the first day of the month that follows the 65th anniversary of the deceased Member's birth.

6.06      STATUTORY REQUIREMENTS REGARDING DISTRIBUTION.

     (a) Regardless of any contrary provision in the Plan, a distribution from the Plan to a Member shall begin no later than the 60th day after the close of the Plan Year in which the latest of the following occurs:

          (1)  The date the Member attains age 65,

          (2) The 10th anniversary of the year in which the Member commenced participation under the Plan, or

          (3)  The Member's termination of employment with the Affiliates.

     (b) Regardless of any contrary provision in the Plan, any distribution shall be determined in accordance with Code section 401(a)(9) and the proposed regulations thereunder, including the "minimum distribution incidental benefit requirement" of Prop. Reg. section 1.401(a)(9)-2.

6.07 DIRECT ROLLOVER OF DISTRIBUTION. A distributee may elect to have an eligible rollover distribution paid directly to a single eligible retirement plan specified by the distributee. However, this election may not be made if the total eligible rollover distributions paid to the distributee will be less than $200.

     A distributee may elect to divide an eligible rollover distribution so that part is paid directly to an eligible retirement plan and part is paid to the distributee. However, the part paid directly to the eligible retirement plan must total at least $500.

     A distributee may elect a direct rollover after having received a written notice that complies with the rules of section 402(f) of the Code. In general, payment to a distributee shall not begin until 30 days after the section 402(f) notice is given. However, payment may be made sooner if the notice clearly informs the distributee of the right to a period of at least 30 days to consider the decision of whether or not to make a direct rollover, and the distributee, after receiving the notice, makes an affirmative election to receive an immediate distribution. A distributee who fails to make an election in the 30-day period shall receive the eligible rollover distribution immediately after the 30-day period expires.

     For purposes of this Section, the following terms have the meanings set forth below:

     (a) An "eligible rollover distribution" is any distribution or withdrawal payable under the terms of this Plan to a Member, which is described in section 402(c)(4) of the Code. In general, this term includes any single-sum distribution, and any distribution that is one in a series of substantially equal periodic payments made over a period of less than ten (10)

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years, and is less than the distributee's life expectancy. However, an eligible rollover distribution does not include the portion of any distribution which constitutes a minimum required distribution under section 401(a)(9) of the Code, or the portion of any distribution which is a return of the after-tax contributions of a Member. Such term also does not include a distribution to the Member's Beneficiary, unless the Beneficiary is the Member's spouse.

     (b)  "Eligible retirement plan" means:

          (1) An individual retirement account described in section 408(a) of the Code;

          (2) An individual retirement annuity described in section 408(b) of the Code;

          (3)  An annuity plan described in section 403(a) of the Code; and

          (4) A retirement plan qualified under section 401(a) of the Code, but only if the terms of the plan permit the acceptance of rollover distributions.

     However, in the case of an eligible rollover distribution to a Beneficiary who is a surviving spouse, an "eligible retirement plan" is an individual retirement account or an individual retirement annuity.

     (c) "Distributee" means a Member, the spouse of a deceased Member, or a spouse who is an alternate payee under a Qualified Domestic Relations Order.

6.08 FACILITY OF PAYMENT. If the Administrator deems an individual entitled to receive benefits under this Plan incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetency, or incapacity of any kind, the Administrator may, in its discretion, direct the Trustee to take any one or more of the following actions:

     (a) To apply the benefits directly for the individual's comfort, support and maintenance;

     (b) To reimburse any person for support previously supplied to the individual;

     (c) To pay the benefits to a court-appointed legal representative or guardian.

     Payment of benefits pursuant to Section 6.08(a), (b), or (c) shall discharge the Plan's indebtedness to the individual, pro tanto.

6.09 FORFEITURES AND DEEMED DISTRIBUTIONS. A Member who terminates employment and does not receive a distribution of the vested portion of his Matching Account shall forfeit the non-vested portion of his Matching Account after incurring five or more consecutive Breaks in Service. A Member who terminates employment and as a result, receives a distribution of the vested portion of his Matching Account balance, shall forfeit all non-vested amounts in the Account. A Member who has no vested interest in his Matching Account shall be deemed to have received a distribution of such portion upon termination of employment. Forfeitures shall be reallocated to the Matching Accounts of Plan Members who contributed to the Plan in the Plan Year of allocation. Allocation shall be made on a pro-rata basis, based on each Member's Pretax Contributions for the Plan Year.

     A Member who has forfeited his entire Matching Account balance and returns to the employ of CPS (or an Affiliate) before incurring a Break in Service shall have his Matching Account balance restored upon his reemployment. A Member who has forfeited a portion of his Matching Account and returns to the employ of CPS (or an Affiliate) shall have his Matching Account balance restored only if he repays the portion of the distribution attributable to his Matching Account balance no later than the earlier of (1) the date he would have incurred five consecutive Breaks in Service or (2) the fifth anniversary of the date he is reemployed by CPS (or an Affiliate).

6.10 RECOVERY OF PAYMENTS MADE BY MISTAKE. Notwithstanding anything to the contrary, a Member or Beneficiary is entitled to only those benefits provided by the Plan and promptly shall return any payment, or portion thereof, made by mistake of fact or law. Further notwithstanding anything to the contrary, an alternate payee under a Qualified Domestic Relations Order is entitled to only those benefits from the Plan as are designated by the order and promptly shall return any

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payment, or portion thereof, made by mistake of fact or law.  The Administrator may offset the future benefits of any recipient who refuses to return an erroneous payment, in addition to pursuing any other remedies provided by law.


                            ARTICLE 7:  WITHDRAWALS


7.01      IN-SERVICE WITHDRAWALS.

     (a) At any time after a Member attains age 35, he may make a single-sum withdrawal from his Rollover Account, and, if he is fully vested in his Account, his Matching Account. The withdrawal shall be made first from the Member's Rollover Account, then (if he is fully vested in his Account) from his Matching Account.

     (b) At any time after a Member attains Age 59 1/2, he may make a single-sum withdrawal from his Pretax Account. Pretax Contributions shall not be withdrawn under this Section until the amount that may be withdrawn in accordance with Section 7.01(a) has been removed.

     (c) If all or part of a withdrawal is an eligible rollover distribution, the rules of Section 6.07 shall apply.

7.02      HARDSHIP WITHDRAWALS.

     (a)  Eligibility. A Member may request a hardship distribution, if:

          (1) He has received all other distributions available to him under this Plan;

          (2)  He has received the maximum loan available under this Plan;

          (3) He has received all in-service distributions and loans available under any other plan maintained by CPS or an Affiliate, and

          (4)  He is requesting the distribution in order to:

               (A) pay medical expenses for himself, his spouse, or his dependents;

               (B)  purchase his principal residence;

               (C) pay tuition, related educational fees, or room and board for the next twelve months of post-secondary education for himself, his spouse, or his dependents;

               (D)  prevent his eviction from the his principal residence; or

               (E) prevent foreclosure of the mortgage on his principal residence.

     (b) Amount. In general, the Administrator shall permit the Member to designate the amount to be withdrawn. However, the withdrawal amount shall not be more than necessary to both meet the Member's financial need and pay any reasonably anticipated federal, state, and local income taxes or penalties that may result from the distribution.

     The amount that may be withdrawn is further limited to the amount held in the subaccounts in which the Member is fully vested as of the date of withdrawal, minus any income earned on the Member's Pretax Account after December 31, 1988, as specified in Reg. section 1.401(k)-1(d)(2)(ii).

     (c) Consequences. A Member who makes a hardship withdrawal shall not be eligible to make Pretax Contributions to this Plan, or any other plan sponsored by CPS or an Affiliate, for the 12-month period beginning on the date of withdrawal.

     In addition, in the calendar year following the date of withdrawal, the Member's Pretax Contribution may not exceed the amount set forth in Section 3.06(a), minus the Member's Pretax Contributions for the calendar year in which he received the hardship distribution.

     (d) Administration. The Administrator shall determine whether a Member is eligible to make a hardship withdrawal, as soon as possible following receipt of an application for such a withdrawal. If it approves the application, the Administrator shall direct the Trustee to pay the Member the amount requested (or any lesser amount dictated by Section 7.02(b)) in a single sum. If all or part of the distribution is an eligible rollover distribution, the rules of
Section 6.07 shall apply.

     A hardship withdrawal shall be made first from the Member's Rollover Account, then from his Pretax Account, and lastly from the vested portion of his Matching Account.


                               ARTICLE 8:  LOANS


8.01 ELIGIBILITY FOR LOAN. A Member or a Beneficiary may borrow from his Account in accordance with this Article 8 and the loan procedure which the Administrator shall establish.

8.02 TERMS OF LOAN. The terms of each loan shall be set by the Administrator in accordance with its loan procedure, and the following provisions of this Section 8.02:

     (a)  The maximum loan amount shall be the lesser of:

          (1) $50,000, minus the highest outstanding balance of loans from the Plan and any plan of an Affiliate during the one-year and one-day period ending on the date the loan is made; or

          (2) 50% of the Member's vested Account balance under the Plan, valued as of the date the loan is made.

     (b) A loan shall be repaid within 5 years, except for one used to purchase a Member's principal residence, which may be repaid over a reasonable period of time which exceeds five (5) years.

     (c) Loans shall be repaid by payroll deduction, as described in the loan procedure established by the Administrator. In the event the Member is on an approved leave of absence and not receiving paychecks from CPS, payments shall be made at the time and in the manner described in the Administrator's loan procedure. All loan repayments shall be invested as provided in Section 5.06.

     (d) Upon a Member's termination of employment (or, if later, the termination of an approved leave of absence without a return to employment with CPS or an Affiliate), the loan shall become immediately due and payable. Any loan balance remaining shall be repaid by direct payment to the Plan. If the Member does not make payment, his Account shall be reduced by the amount necessary to pay off the loan.

     (e) A fee may be charged for the processing of any loan. The amount of this fee shall be set by the Administrator. The fee shall be deducted from the Member's Account at the time a loan request is processed.

8.03      ACCOUNTING FOR LOANS.

     (a) Loan funds for a Member shall be taken first from his Pretax Account, then from his Matching Account (if vested), then from his Rollover Account.

     (b) A subaccount, equal to the amount of the outstanding loan, shall be established for the Member, and shall be maintained until the loan has been repaid. The loan shall be the sole, directed investment of such subaccount.

     (c) In the event the terms of a loan are violated, the loan will be in default. If the Member does not make repayment of the remaining balance, the Member's Account shall be reduced by the amount of the loan on the earlier of
(1) the date the Member attains age 59 1/2, or (2) the date the Member's employment terminates.

8.04 ADMINISTRATION OF LOANS. The Plan's loan program shall be administered by the Administrator in accordance with the procedures it establishes and the provisions of this Article 8.

8.05 PREEMPTION OF USURY LAWS. In any action to collect payments due under a loan or to foreclose a security interest for a loan, no party may interpose state usury laws as a defense to nonpayment or foreclosure. All such laws shall be deemed preempted by section 514 of ERISA, to the extent they purport to relate to the Plan and loans thereunder.

8.06 LOANS TO MILITARY PERSONNEL. Notwithstanding anything in these loan provisions to the contrary, the interest rate charged to a Member in military service, on a loan taken out prior to the Member's entry into the service, shall not exceed six percent (6%) per annum, during any part of the period of military service, as limited by the Soldiers' and Sailors' Civil Relief Act of 1940.

8.07 DISPUTES. All disputes over loans shall be resolved through the Plan's claims and appeal procedures.


                        ARTICLE 9:  VESTING AND SERVICE


9.01    VESTING.

     (a) A Member's interest in his Pretax and Rollover Accounts shall be fully vested and nonforfeitable at all times.

     (b) A Member's interest in his Matching Account shall become fully vested and nonforfeitable upon the later of his attainment of age 65 or the 5th anniversary of his participation in the Plan, or upon his death or Disability. If the Member terminates employment before the occurrence of any of these events, the vested portion of his Matching Account shall be determined according to the following schedule:

                   Years of Service              Vested Percentage
                   ----------------              -----------------
                          0-1                             0%
                           2                              20%
                           3                              40%
                           4                              60%
                           5                              80%
                           6                              100%

9.02 YEARS OF SERVICE. An Employee shall earn a Year of Service in each Plan Year in which he is credited with 1,000 Hours of Service. In determining his Years of Service, all Hours of Service with CPS shall be counted, unless canceled or excluded under Section 9.02(b).

     (a) Additionally, hours of service for the following periods of service will be taken into account in determining an Employee's Years of Service:

          (1) Periods of employment with an Affiliate (for the period the entity is an Affiliate);

          (2) Periods of employment with a predecessor to CPS or an Affiliate, if the periods are credited under a plan of the predecessor which is continued by CPS or an Affiliate;

          (3) A leave of absence under the Family and Medical Leave Act of 1993; and

          (4) A period of employment in a uniformed service (as defined in the Uniformed Services Employment and Reemployment Rights Act of 1994), if the Member was an Employee before his employment in the uniformed service and he returns to CPS before his reemployment rights under the statute expire.

     (b) Hours of Service for the following periods shall not be taken into account in determining an Employee's Years of Service, regardless of any provision in this Section to the contrary:

          (1) Hours of Service credited for a maternity or paternity leave described in Section 15.16(b).

          (2) Service prior to five consecutive Breaks in Service, unless the Employee was vested in some portion of his Account derived from CPS' contributions, at the time of the initial Break in Service.

          (3) Hours of Service earned after five consecutive Breaks in Service, but only for purposes of determining the vested portion of the Employee's pre-Break CPS-derived Account


                    ARTICLE 10:  ADMINISTRATION OF THE PLAN


10.01     RESPONSIBILITIES OF THE BOARD, THE ADMINISTRATOR, AND THE TRUSTEE.
The Board, the Administrator, and the Trustee possess certain specified powers, duties, responsibilities and obligations under the Plan and the Trust Agreement. It is intended under this Plan and the Trust Agreement that each entity be responsible solely for the proper exercise of its own functions and shall not be responsible for any act or failure to act of another.

     (a)  The Board is responsible for:

          (1)  Appointing and removing the Administrator;

          (2)  Amending the Plan; and

          (3)  Terminating the Plan.

     (b)  The Administrator is responsible for:

          (1)  Administering the Plan;

          (2)  Construing and interpreting the Plan, as provided in Section
10.12;

          (3) Adopting such rules and regulations as the Administrator determines are reasonably necessary or advisable to implement and administer the Plan and to transact its business; and

          (4)  Selecting and monitoring the performance of Investment Options.

     (c) The Trustee is responsible for holding title to Plan assets, for receiving contributions and investing them as directed by Members, for liquidating assets and disbursing them in accordance with the Administrator's directions, all as more particularly set forth in the Trust Agreement. If an Investment Option is administered by an Investment Manager which has custody of the assets invested in the Option, then the responsibilities described in the preceding sentence may be delegated to the Investment Manager.

10.02 ALLOCATION OR DELEGATION OF DUTIES AND RESPONSIBILITIES. In furtherance of its duties and responsibilities under the Plan, the Administrator may:

     (a)  Employ agents to carry out nonfiduciary responsibilities;

     (b) Employ agents to carry out fiduciary responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of ERISA);

     (c) Consult with counsel and advisors, who may be counsel and advisors to CPS; and

     (d) Appoint one or more Investment Managers to administer some or all of the Investment Options and delegate fiduciary responsibilities to them (including trustee responsibilities defined in section 405(c)(3) of ERISA).

10.03 EXPENSES. The expenses of administering the Plan and the compensation of all employees, agents, counsel, or advisors of the Administrator, including the Trustee's fees, shall be paid by CPS, unless CPS decides to have expenses paid from the Trust Fund. In determining whether to pay Plan expenses, CPS acts in a corporate and not a fiduciary capacity.

10.04 INDEMNIFICATION. CPS agrees to indemnify and reimburse any individual or individuals designated as Administrator and employees acting for CPS, and all such former members and former employees, for any and all expenses, liabilities, or losses arising out of any act or omission relating to the rendition of services for, or the management and administration of, the Plan.

10.05 DISPUTES. The purpose of the claims and appeal provisions set forth in Sections 10.05 to 10.14 is to secure the speedy, inexpensive resolution of all disputes over Plan benefits and rights granted by the Plan. These provisions shall be liberally construed so as to avoid litigation and its attendant expenses.

10.06 CLAIMS PROCEDURE. Each individual who claims entitlement to any right or benefit under the Plan ("claimant") may submit a claim with respect to that benefit or right. All claims shall be submitted in writing to the Administrator and shall be accompanied by such information and documentation as the Administrator determines are required to make a ruling on the claim. Upon receipt of a claim, the Administrator shall consider the claim and shall render a decision and communicate the same to the claimant.

     The Administrator shall render a decision within 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a decision.

     In the event that the claim is denied in whole or in part, the claimant shall be given notice in writing, which shall set forth the following in a manner reasonably calculated to be understood by the claimant:

     (a)  the specific reason(s) for the denial;

     (b) specific reference to pertinent Plan provisions on which the denial is based;

     (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

     (d)  an explanation of the Plan's appeal procedure.

     The failure of the Administrator to render a decision on a claim within the time specified shall be deemed to be a denial of such claim.

     Any claim under this claims procedure must be submitted within 12 months from the earlier of (i) the date on which the claimant learned of facts sufficient to enable the claimant to formulate such claim, or (ii) the date on which the claimant reasonably should have been expected to learn of facts sufficient to enable the claimant to formulate such claim.

10.07 APPEAL PROCEDURE. When a claim has been or is deemed denied, the claimant (hereinafter referred to as appellant) shall have the right within 60 days after receipt of written notice thereof or the date the claim is deemed denied to file an appeal with Administrator and to go through the appeal procedure herein set forth. All appeals shall be in writing, and shall set forth the reasons why the appellant believes the decision denying the claim is erroneous. The appellant may be represented by counsel, or by other representative authorized in writing by appellant in a manner specified by the Administrator, and appellant or appellant's counsel or duly authorized representative may review pertinent documents and may submit issues and comments in writing to the Administrator. The expense of a paid representative shall be borne by the appellant.

     Within 60 days after such written appeal is received, the Administrator shall conduct a full and fair review of the entire claim. The Administrator shall render a decision on the appeal in writing not later than 60 days after receipt of the written appeal, unless special circumstances (such as the need to hold a hearing, which shall be determined by the Administrator) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a written appeal. If special circumstances require an extension of time for processing, the Administrator shall so notify the appellant prior to the commencement of the extension. If the Administrator does not render a decision within 60 days (120 days if special circumstances arise), the appeal shall be deemed denied.

     The decision shall include specific references to provisions of this Plan and of law and shall be written in a manner reasonably calculated to be understood by the appellant. The decision of the Administrator shall be final and shall be binding upon the appellant, the appellant's Beneficiaries, heirs, and assigns and all other individuals claiming by, through or under the appellant.

     A failure to file a claim and an appeal in the manner and within the time limits set forth herein shall be deemed a failure by the aggrieved party to exhaust that party's administrative remedies and shall constitute a waiver of the rights or benefits sought to be established under the Plan.

10.08 EXHAUSTION OF ADMINISTRATIVE REMEDIES. No legal action to recover Plan benefits or to enforce or to clarify rights under the Plan shall be commenced under section 502(a)(1)(B) of ERISA, or under any other provisions of law, whether or not statutory, unless and until the claimant first shall have exhausted the claims and appeal procedures available to the claimant hereunder in Sections 10.05 - 10.07. A claimant must raise all issues and present all theories relating to his claim to the Administrator at one time. Otherwise, the claimant shall be deemed to have abandoned forever all issues and theories not raised and presented to the Administrator.

10.09 LIMITATION ON ACTIONS. Any suit brought to contest a decision of the Administrator shall be filed in a court of competent jurisdiction within one (1) year from receipt of written notice of the Administrator's final decision or from the date the appeal is deemed denied, and any suit not filed within this one-year limitation period shall be dismissed by the court. Service of legal process shall be made upon the Plan by service upon the Administrator.

10.10 FEDERAL PREEMPTION. All state law causes of action that arise out of or relate to this Plan or to entitlement to rights or benefits under the Plan shall be deemed to have been preempted by section 514 of ERISA.

10.11 NO RIGHT TO JURY TRIAL; EVIDENCE. In any suit contesting a decision of the Administrator, all issues of fact shall be tried by the court and not by a jury. No evidence may be introduced in court which was not previously presented to the Administrator and no evidence may be introduced to modify or contradict the terms of the Plan document.

10.12 SCOPE OF REVIEW. The Administrator shall have full discretionary authority to interpret and apply the terms of the Plan document and other relevant documents and relevant provisions of law, and deference shall be afforded the Administrator's decisions. This grant of authority shall be broadly construed and shall include the authority to find facts, to reach conclusions of law, to interpret and apply ambiguous terms, and to supply missing terms reasonably necessary to resolution of claims and appeals.

     No finding of fact by the Administrator shall be set aside by a court unless the party contesting the finding shall prove by clear and convincing evidence that the finding is arbitrary and capricious. No conclusion of law reached by the Administrator shall be reversed by a court unless the party contesting the conclusion shall demonstrate that the Administrator is guilty of manifest disregard of law.

10.13 LIMITATION ON DAMAGES. In any suit over Plan benefits or rights, recovery shall be limited to the amount of benefits found due, without interest, or to specific enforcement of rights established under the Plan, and shall not include any other damages whether denominated incidental, special, consequential, collateral, compensatory, exemplary, punitive or whatever.

10.14 MEMBER PLAN DATA. The Administrator may issue, or cause to be issued, from time to time, statements to Employees, Members, and Beneficiaries, indicating eligibility, Service or other data regarding their Plan benefits. If any such individual wishes to challenge the accuracy of such data or of any information issued in response to a request within the terms of sections 105(a) or 209(a)(1) of ERISA, the individual shall do so in the manner and within the time limits set forth above in Sections 10.06 - 10.13

10.15 ADVISORS NOT FIDUCIARIES. The Administrator and other Plan fiduciaries may solicit the advice of attorneys, actuaries, accountants, consultants and other professionals and may rely upon their advice in the performance of duties under the Plan. No such advisor shall be considered a fiduciary by virtue of having advised a fiduciary but shall be a fiduciary only to the extent he expressly accepts that role.

10.16 PROCEDURE FOR PROCESSING DOMESTIC RELATIONS ORDER. Any domestic relations order within the meaning of ERISA section 206(d)(3)(B)(ii) and Code section 414(p)(1)(B) shall be referred to the Administrator as soon as it is received by the Plan. The Administrator shall review the order and promptly notify the Member and each alternate payee (at the address included in the domestic relations order) of the receipt of such order and of the Plan's procedures for determining the qualified status of domestic relations orders. Each alternate payee may designate in writing a representative for receipt of copies of notices that otherwise are sent to the alternate payee with respect to a domestic relations order. The term "alternate payee" means any spouse, former spouse, child or other dependent of a Member, who is recognized by the domestic relations order as having a right to receive all, or a portion of, the benefits payable under the Plan to the Member.

     The Administrator shall have full authority to interpret and apply domestic relations orders, ERISA section 206(d)(3), and Code section 414(p). This grant of authority shall be broadly construed and shall include the authority to interpret and apply ambiguous terms, and to supply missing terms reasonably necessary to a determination of the qualified status of a domestic relations order. Within a reasonable period after receipt of the order, the Administrator shall determine whether the order is a Qualified Domestic Relations Order within the meaning of ERISA section 206(d)(3)(B)(i) and Code section 414(p)(1)(A) and shall notify the Member and each alternate payee of the determination. In making the determination, the Administrator may consult with and rely upon advisors.

10.17     PROCEDURES FOR PERIOD DURING WHICH DETERMINATION IS BEING MADE.

     (a) During any period in which the issue of whether a domestic relations order is a Qualified Domestic Relations Order is being determined (by the Administrator, by a court of competent jurisdiction, or otherwise), the Administrator shall maintain a separate bookkeeping account for the amounts (hereinafter in this Section referred to as the "segregated amounts") which would have been payable to the alternate payee during such period, if the order had been determined to be a Qualified Domestic Relations Order.

     (b) If within the 18-month period described in Section 10.17(e), the order (or modification thereof) is determined to be a Qualified Domestic Relations Order, the Administrator shall pay the segregated amounts (including any interest thereon) to the individual or individuals entitled thereto. The Plan shall pay interest on segregated amounts and, for purposes of determining the interest payable on segregated amounts, the Trustee may refer to any generally accepted interest index and pay interest in accordance with that index.

     (c)  If within the 18-month period described in Section 10.17(e) --

          (1) it is determined that the order is not a Qualified Domestic Relations Order, or

          (2) the issue as to whether such order is a Qualified Domestic Relations Order is not resolved,

then the Administrator shall pay the segregated amounts (including any interest thereon) to the individual or individuals who would have been entitled to such amounts if there had been no order.

     (d) Any determination that an order is a Qualified Domestic Relations Order, which is made after the close of the 18-month period described in Section 10.17(e), shall be applied prospectively only.

     (e)  For purposes of this Section, the 18-month period described in this
Section 10.17(e) is the 18-month period beginning with the date on which the first payment would be required to be made under the domestic relations order.

10.18 SINGLE-SUM DISTRIBUTIONS TO ALTERNATE PAYEES. Notwithstanding anything to the contrary, an immediate, single-sum distribution may be made to an alternate payee under the terms of a Qualified Domestic Relations Order, provided such order directs that the alternate payee's benefit be paid in a single sum and further stipulates that payment of the single sum shall be in full satisfaction of the alternate payee's right, title and interest in the Plan.


                 ARTICLE 11:  AMENDMENT, TERMINATION OR MERGER


11.01 AMENDMENT. Consumer Portfolio Services, Inc. shall have the right to amend the Plan in writing at any time and in any respect whatsoever, provided that no amendment shall be made which would deprive any Member retroactively of the vested portion of the Member's Account or make it possible for any part of the Trust Fund to be used for or diverted to purposes other than for the exclusive benefit of the Members and their Beneficiaries (except for refunds as provided in Section 12.04). When making decisions regarding Plan amendments, the Administrator, the Board, and their agents act in a corporate and not a fiduciary capacity.

11.02 TERMINATION. Although Consumer Portfolio Services, Inc. intends to continue the Plan, the Plan may be terminated by written action of the Board at any time and for any reason. In the event of the termination or partial termination of the Plan or upon the complete discontinuance of contributions under the Plan, the rights of each affected Member to his Account on the date of termination or discontinuance shall be nonforfeitable and fully vested. Subject to the distribution requirements of Article 6, payment to a Member or Beneficiary, upon termination of the Plan or complete discontinuance of contributions, shall be made by the Trustee at such time and in such manner as is directed by the Administrator. Distribution of Pretax Accounts shall commence only if a successor defined contribution plan, as defined in Reg.
section 1.401(k)-1(d)(3), has not been established by CPS.

11.03 MERGER. In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Member under the Plan shall receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

11.04 REPRESENTATIONS CONTRARY TO PLAN. No employee, supervisor, officer or director of CPS has authority to alter, vary or modify the terms of the Plan, except in writing through the Plan's formal amendment procedures in Section
11.01. No representation contrary to the terms of the Plan and the formal amendments thereto shall be binding on the Plan, the Trustee, the Administrator, or CPS.


                      ARTICLE 12:  ESTABLISHMENT OF TRUST


12.01 AGREEMENTS OF TRUST. To implement the Plan, Consumer Portfolio Services, Inc. has entered or will enter into one or more Trust Agreements, so funds earmarked for payment of benefits under the Plan shall be segregated from CPS' own assets and held in trust by the Trustee for the exclusive benefit of Members and Beneficiaries (except for refunds as provided in Section 12.04).

12.02 TRUSTEE. One or more individuals, banks, or trust companies shall be appointed by the Administrator or by such other individual or individuals as shall be authorized by the Administrator, as Trustee of the Trust Fund. The primary duty of the Trustee is to hold title to Plan assets, and the powers and duties of the Trustee shall be as described in a Trust Agreement between CPS and the Trustee. The Trust Agreement shall provide specifically that the Trustee may acquire and hold CPS stock, without regard to section 407(a) of ERISA, in order to implement the provisions of Article 5.

     The Trust Agreement shall be a part of this Plan, and any benefits which may accrue to a Member under this Plan shall be subject to the terms and conditions of the Trust Agreement.

12.03 TRUST FUND FOR EXCLUSIVE BENEFIT OF MEMBERS AND BENEFICIARIES. Except as otherwise provided in Section 12.04, it shall be impossible for any part of the corpus or income of the Trust Fund to be used for, or diverted to, purposes other than for the exclusive benefit of Members and Beneficiaries.

12.04 REFUND OF CERTAIN CPS CONTRIBUTIONS. Notwithstanding anything to the contrary:

     (a) Any contribution made to the Plan by CPS by a mistake of fact shall be returned to CPS as soon as practicably possible following discovery of the mistake, but not later than one year after payment of the contribution;

     (b) Each contribution made to the Plan by CPS is conditioned upon the deductibility of the contribution under section 404 of the Code and, to the extent the deduction is disallowed, the contribution shall be returned to CPS (to the extent disallowed), as soon as practicably possible following disallowance of the deduction, but not later than one year after disallowance.

     The maximum amount that may be returned to CPS under Section 12.04(a) or
(b) is the excess of:

     (c)  The amount contributed by CPS, over, as relevant,

     (d) (1) The amount that would have been contributed had no mistake of fact occurred, or

               (2) The amount that would have been contributed had the contribution been limited to the amount that is deductible after any disallowance by the Internal Revenue Service.

     Earnings attributable to the excess contribution may not be returned to CPS under Section 12.04(a) or (b), but losses attributable thereto must reduce the amount to be so returned. Furthermore, if the withdrawal of the amount attributable to the mistaken or nondeductible contribution would cause the balance of the Account of any Member or Beneficiary to be reduced to less than the balance which would have been in the Account had the mistaken or nondeductible amount not been contributed, then the amount to be returned to CPS must be limited so as to avoid such reduction.


                      ARTICLE 13:  TOP-HEAVY REQUIREMENTS


13.01 TOP-HEAVINESS DETERMINATION. The Plan is Top-Heavy for a Plan Year if, as of the last day of the preceding Plan Year, based on valuations as of that last day, the present value of the cumulative accrued benefits under any CPS defined benefit plan and of Accounts under this Plan and any other defined contribution plan, and including any part of any accrued benefit or account value distributed from this Plan or any other CPS (or Affiliate) plan within the 5-year period ending on the last business day of the Plan Year, of key employees (as defined in section 416(i) of the Code) exceeds 60% of a similar sum for all employees under each plan of CPS and any Affiliate in which a key employee participates and each other plan of CPS or any Affiliate, which enables any such plan to meet the requirements of section 401(a)(4) or 410 of the Code. Accounts and benefits shall not be taken into account with respect to any individual who has not performed any service for CPS or an Affiliate at any time during the 5-year period ending on the last business day of the Plan Year.

13.02 EFFECT OF TOP-HEAVINESS. If the Plan is Top-Heavy in a Plan Year, the following provisions apply:

     (a) A Member who is not a key employee shall receive a CPS contribution of at least 3% of Compensation. Matching Contributions and Pretax Contributions shall not count toward the satisfaction of this minimum contribution requirement.

     (b) In determining whether the requirements of Code section 415(e) have been met, the 1.25 factor shall be replaced by 1.0.

                          ARTICLE 14:  MISCELLANEOUS


14.01 EMPLOYMENT RIGHTS. Participation in this Plan shall not give any Member the right to be retained in the employ of CPS, or any Affiliate, nor, upon dismissal, to have any rights other than as described in this Plan.

14.02 HEADINGS. The headings are for reference only. In the event of a conflict between a heading and the content of a Section, the content shall control.

14.03 NUMBER AND GENDER. The masculine includes the feminine, and the singular includes the plural, unless the context requires otherwise.

14.04 CONSTRUCTION. If reference to state law is required to interpret the Plan, reference shall be made to the law of California.

14.05 ADOPTION OF PLAN CONTINGENT UPON IRS APPROVAL. Notwithstanding anything in this Plan to the contrary, the adoption of this Plan by Consumer Portfolio Services, Inc. is contingent upon a determination by the Internal Revenue Service that the Plan qualifies as a tax-exempt retirement program under Code sections 401(a) and 501(a). If the Internal Revenue Service fails to issue a favorable letter of determination, Consumer Portfolio Services, Inc., at its discretion, may treat the adoption of this Plan, and any plan merger occurring on or after the Effective Date, as null and void. Title I, Part 1 of ERISA shall not apply to this Plan unless and until the Internal Revenue Service issues a written determination that the Plan is qualified under Code sections 401(a) and 501(a).


                             ARTICLE 15:  GLOSSARY


     Each word and phrase defined in this Article 15 shall have the following meaning whenever such word or phrase used herein unless a different meaning is clearly required by the context of the Plan.

15.01     ACCOUNT.  The bookkeeping account of a Member described in Section
4.01. Additional subaccounts kept on behalf of a Member are further defined in
Section 4.01.

15.02 ADMINISTRATOR. The person(s) or entity designated by CPS to administer the Plan as described in Article 8 of the Plan and section 3(16)(A) of ERISA. CPS shall be the Administrator, unless there is a contrary designation.

15.03 AFFILIATE. A member of a controlled group of corporations (as defined in Code section 1563(a), determined without regard to Code section 1563(a)(4) and Code section 1563(e)(3)(C)), of which Consumer Portfolio Services, Inc. is a member, or

     (a) an unincorporated trade or business which is under common control with Consumer Portfolio Services, Inc., as determined under Code section 414(c) and regulations issued thereunder; or

     (b) an organization which is part of an affiliated service group with Consumer Portfolio Services, Inc., as determined under Code section 414(m) and the regulations thereunder; or

     (c) any other entity required to be aggregated with Consumer Portfolio Services, Inc., pursuant to the regulations published under Code section 414(o).

15.04 BENEFICIARY. The individual the Member designates to receive the sums credited to the Member's Account in the event of the Member's death. The term "Beneficiary" shall include a contingent beneficiary designated by the Member to receive the Member's account should the Member's primary beneficiary predecease him. The Member shall designate the Beneficiary upon initial enrollment in the Plan, and a Member may change the Beneficiary by filing a new designation form with the Administrator. However, the designation of a primary Beneficiary other than the Member's spouse shall not be

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

valid unless the spouse consents to the designation of the alternate Beneficiary, the spouse's consent acknowledges the effect of the designation, and the designation is witnessed by a Plan representative or a notary public. The spousal consent requirement shall be waived if the member provides satisfactory evidence that the spouse cannot be located or provides a court order indicating that he is separated from or has been legally abandoned by his spouse.

  In the event there is no valid Beneficiary designation in effect, the Member's Beneficiary shall be:

     (a)  The Member's spouse; or

     (b) If there is no spouse, the descendants of the Member on a per stirpes basis, or children of deceased children by right of representation; or

     (c) If no descendant meets these survivorship requirements, the surviving parents of the Member; or

     (d) If there are no surviving parents, the brothers and sisters of the former Member, or children of deceased brothers and sisters by right of representation; or

     (e) If there is no individual described in Sections 15.04(a) - (d), the duly qualified personal representative (for whose appointment the Plan Administrator may petition) of the estate of the Member.

15.05     BOARD.  The Board of Directors of Consumer Portfolio Services, Inc.

15.06 BREAK IN SERVICE. A Plan Year in which a Member earns 500 or less Hours of Service.

15.07 CODE. The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

15.08 CPS. Consumer Portfolio Services, Inc. and any Affiliate which, with the Board's approval, adopts this Plan. By adopting the Plan, an Affiliate shall authorize the Board and the Administrator to act for it in all matters arising under or with respect to the Plan and shall comply with such other terms and conditions as may be imposed by the Board.

15.09 COMPENSATION. A Member's regular base salary (without regard to any reduction thereof for Pretax Contributions). Compensation shall include management incentive awards, production awards, pay for overtime work and referral awards. It shall not include Christmas bonuses.

     Compensation for any Plan Year shall not exceed $150,000, as indexed by the Secretary of Treasury in accordance with Code section 401(a)(17)(B). For Plan Years beginning before January 1, 1997, the "family group" rules of Code section 414(q)(6) shall apply in determining this limit, except that the term "family" shall include only the spouse of the Member, and any lineal descendants of such Member who have not attained age 19 before the close of the Plan Year.

15.10 DATE OF EMPLOYMENT. The date on which an Employee first earns an Hour of Service with CPS or an Affiliate.

15.11 DISABILITY. Any physical or mental condition which renders a Member incapable of performing the work for which he was employed or similar work, as certified in writing by a doctor of medicine and as approved by the Administrator.

15.12     EFFECTIVE DATE.  January 1, 1996.

15.13     EMPLOYEE.  An individual described in Section 2.01.

15.14 ERISA. The Employee Retirement Income Security Act of 1974, as amended, or as it may be amended.

15.15 HIGHLY COMPENSATED. An Employee is Highly Compensated if at any time during the twelve-month period preceding the first day of the current Plan Year (the "look-back year") he:

     (a)  was a 5-percent owner of CPS or an Affiliate as defined in Code section 416(i);

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

     (b) earned more than $100,000 (as adjusted in accordance with section 414(q)(1) of the Code) in annual compensation from CPS and all Affiliates;

     (c) earned more than $66,000 (as adjusted in accordance with section 414(q)(1) of the Code) in annual compensation from CPS and all Affiliates and was a member of the "top paid group". The "top paid group" includes all actively employed individuals who are in the top 20 percent of the work force of CPS and Affiliates on the basis of compensation, except individuals who have not completed 6 months of service, individuals who normally work less than 17 1/2 hours per week, or individuals who normally work not more than 6 months during any year; or

     (d) was an officer of CPS or an Affiliate and received compensation greater than 50% of the limit on annual benefits imposed by Code section 415(b), unless such officer was an individual who has not completed 6 months of service, an individual who normally works less than 17 1/2 hours per week, or an individual who normally works not more than 6 months during any year.

     An Employee who was not an Employee described in Sections 15.15
(a),(b),(c), or (d) during the look-back year will be treated as Highly Compensated for the current Plan Year (the "determination year"), if he is described in Sections 15.15 (b), (c), or (d), for the determination year, and the Employee is one of the top 100 Employees by compensation during the determination year.

     The determination described above shall be made with reference to the definition of "highly compensated employee" found in Reg. section 1.414(q)-1T, Q&A-2.

     In no event will CPS and Affiliates have more than 50 officers (or, if lesser, the greater of 3 individuals or 10 percent of the employees) who are considered to be Highly Compensated merely by reason of their status as officers. Only those 50 officers with the highest compensation will be considered Highly Compensated.

     The determination of whether an Employee is Highly Compensated is made by taking into account compensation as defined in Reg. sections 1.415-2(d)(2) and 1.415-2(d)(3), plus salary deferral contributions or elective deferrals to a cafeteria arrangement or tax-sheltered annuity. Any compensation paid to family members of a Highly Compensated Employee shall be treated as paid to the Employee in accordance with Code section 414(q)(6). Family member, for this purpose, means the Employee's spouse, and the Employee's lineal ascendants or descendants and the spouses of such lineal ascendants or descendants.

15.16     HOUR OF SERVICE.

     (a)  Hours of Service means each hour for which an Employee is:

          (1) Directly or indirectly paid or entitled to payment by CPS for the performance of duties;

          (2) Directly or indirectly paid or entitled to payment by CPS on account of a period of time during which no duties are performed because of vacation, holiday, illness, incapacity, layoff, jury duty, military duty, or other authorized leave of absence. However, no more than 501 Hours of Service shall be credited under this Section 15.16(a)(2) on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period). Payments made to comply with applicable worker's compensation, or disability insurance law, or to reimburse an Employee for medical or medically-related expenses shall not be considered as payments by CPS;

          (3) Either awarded back pay or for which CPS agrees to pay such back pay, irrespective of mitigation of damages. An Hour of Service received under this Section 15.16(a)(3) shall be credited to that computation period for which the award was granted. The same Hours of Service shall not be credited both under either Section 15.16(a)(1) or (2), as the case may be, and under this
Section 15.16(a)(3). Hours of Service for which back pay is awarded or agreed to with respect to periods described in Section 15.16(a)(2) shall be subject to the limitations set forth in that paragraph.

     (b) An Employee who goes on maternity or paternity leave shall receive credit for the hours of service he would have earned had he not been absent from work, in order to prevent the Employee from incurring a Break in Service. The Hours of

Service will be credited to the Plan Year in which the absence begins, if necessary to prevent a Break in Service in that period. Otherwise, the Hours of Service will be credited to the next following Plan Year.

     Maternity or paternity leave means an absence from work for any period--

          (1)  By reason of the pregnancy of the individual;

          (2)  By reason of the birth of a child of the individual;

          (3) By reason of the placement of a child with the individual in connection with the adoption of such child by such individual; or

          (4) For purposes of caring for such child for a period beginning immediately following such birth or placement.

15.17 INVESTMENT MANAGER. An individual or organization who is appointed by the Administrator to administer an Investment Option, and who is either:

     (a) Registered in good standing as an Investment Adviser under the Investment Advisers Act of 1940;

     (b)  A bank, as defined in that Act;

     (c) An insurance company qualified to perform investment management services under the laws of more than one state of the United States; or

     (d)  A named fiduciary described in section 403(a)(1) of ERISA.

15.18 INVESTMENT OPTION. One of the options established by the Administrator under Article 5 under which amounts credited to a Member's Account may be invested at the Member's direction. There is no limit upon the type of investment which the Administrator may designate as an option, except that it may not be one prohibited by ERISA.

15.19     LIMITATION YEAR.  The calendar year.

15.20 MATCHING CONTRIBUTION. Contributions made by CPS under Section 3.02, that match Pretax Contributions.

15.21 MEMBER. An Employee who has joined in the Plan as provided in Article 2 and who has not yet received a complete distribution of his Account from the Plan.

15.22 PLAN. The Consumer Portfolio Services, Inc. 401(k) Plan as set forth herein or in any amendments hereto.

15.23     PLAN YEAR.  The calendar year.

15.24 PRETAX CONTRIBUTION. That portion of a Member's Earnings which the Member elects to defer to the Member's Account on a pretax basis under Section 3.01.

15.25 ROLLOVER CONTRIBUTION. A contribution made by or on behalf of an Employee, in accordance with Section 3.03.

15.26 TEST COMPENSATION. Compensation used for the purpose of determining whether the nondiscrimination tests of Sections 3.06(b)(3), (4), and (5) are met. The Administrator shall have discretion to use any definition of Test Compensation that is reasonable and nondiscriminatory under Code section 414(s). However, Test Compensation for any Plan Year shall be limited in accordance with Code section 401(a)(17). This limit shall be adjusted upward and downward, as appropriate, in accordance with any statutory changes to the dollar figure in Code section 401(a)(17) and in accordance with any cost-of-living adjustments to that figure under the Code.

15.27 TRUST AGREEMENT. An agreement entered into by CPS and one or more Trustees to govern the Trust Fund, which agreement may also provide for holding funds under any other plan maintained by CPS or an Affiliate.

15.28 TRUST FUND. The sum of the contributions made to the Plan and held by the Trustee or Trustees in a trust or trusts, increased by any profits or income thereon and decreased by any losses or reasonable expenses incurred in the administration of the Trust Fund and any payments made therefrom.

     The Plan is an eligible individual account plan described in ERISA section 407(d)(3)(A) and may invest more than ten percent of its assets in qualifying employer securities.

15.29 TRUSTEE. The one or more banks, trust companies or other financial institutions which are employed to hold and manage the Trust Fund.

15.30     YEAR OF SERVIC.  The period described in Section 9.02.


                                       CONSUMER PORTFOLIO SERVICES, INC.


                                       By: _____________________________________

                                       Title: __________________________________

                      CONSUMER PORTFOLIO SERVICES, INC.
                                  401(k) PLAN


                        APPENDIX A:  ADOPTING COMPANIES


1.   Consumer Portfolio Services, Inc.